UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 31, 2008
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
3738 Oak Lawn Avenue,
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     Pursuant to Listed Company Manual Section 303A.12 of the New York Stock Exchange (the “NYSE”), all listed companies, including Energy Transfer Partners, L.P. (the “Partnership”), are required to submit a written affirmation annually to the NYSE. The written affirmation requires the Partnership to make certain statements relating to the Partnership’s compliance with the NYSE’s corporate governance listing standards. Exhibit G to the annual written affirmation requires the Partnership to specify the location of certain disclosures required by Section 303A.
     As previously reported, on November 7, 2007, the Board of Directors of Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of the Partnership, approved an amendment to the Partnership’s Amended and Restated Agreement of Limited Partnership, and this amendment became effective on November 9, 2007. This amendment changed the Partnership’s fiscal year from a year ending on August 31 to a year ending on December 31.
     In connection with the change in fiscal year, the Partnership filed (i) a Quarterly Report on Form 10-Q for the three-month period ending November 30, 2007 and (ii) a Transition Report on Form 10-Q for the four-month period ending December 31, 2007. The Partnership will file Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K based on calendar quarters and calendar years, respectively. As permitted under SEC rules, the Partnership has not yet filed an Annual Report on Form 10-K for fiscal year 2008. In order to make its 2008 annual written affirmation to the NYSE, the Partnership is filing certain information typically included in Item 10 of its Annual Report on Form 10-K on this Current Report on Form 8-K.
     In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
Corporate Governance
The Board of Directors of our General Partner has adopted both a Code of Business Conduct applicable to our Directors, Officers and Employees, and Corporate Governance Guidelines for Directors and the Board. Current copies of our Code of Business Conduct, Corporate Governance Guidelines and charters applicable to the committees of our Board of Directors are available on our website at www.energytransfer.com and will be provided in print form to any Common Unitholder requesting such information.
Annual Certification
In fiscal year 2007, our Chief Executive Officer provided to the New York Stock Exchange the annual CEO certification regarding our compliance with the New York Stock Exchange’s corporate governance listing standards.
Audit Committee
The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors appoints persons who are independent under the NYSE and SEC standards for audit committee members to serve on its Audit Committee. In addition, the Board determines that at least one member of the Audit Committee has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 401 of Regulation S-K.
In December 2005, Mr. John D. Harkey, Jr. was appointed as a member of the Audit Committee. At the November 2008 meeting of the Board of Directors, Mr. Bill W. Byrne, Mr. Paul E. Glaske and Mr. Harkey were re-elected to serve on the Audit Committee. Mr. Harkey currently serves as a member or chairman of the audit committee of four other publicly traded companies, in addition to his service as a member of the Audit Committee of our General Partner and the Audit Committee of the General Partner of Energy Transfer Equity, L.P. As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors of our General Partner has determined that such simultaneous service does not impair Mr. Harkey’s ability to effectively serve on our Audit Committee.
Compensation and Nominating/Corporate Governance Committees
Although we are not required under NYSE rules to appoint a Compensation Committee or a Nominating/Corporate Governance Committee because we are a limited partnership, the Board of Directors of ETP LLC has established a Compensation Committee to establish standards and make recommendations concerning the compensation of our officers and directors. In addition, the Compensation Committee determines and establishes the standards for any awards to our employees and officers under the equity compensation plans adopted by our Common Unitholders, including the performance standards or other restrictions pertaining to the vesting of any such awards. A director serving as a member of the Compensation Committee may not be an officer of or employed by the General Partner, the Partnership or its subsidiaries.
Matters relating to the nomination of Directors or Corporate Governance matters are addressed to and determined by the full Board of Directors.
Meetings of Non-management Directors and Communications with Directors
Our non-management Directors meet in regularly scheduled sessions. The Chairman of each of the Partnership’s Audit, Independent and Compensation Committees alternate as the presiding director of such meetings.
The Partnership has established a procedure by which Unitholders or interested parties may communicate directly with the Board of Directors, any committee of the Board, any of the Partnership’s independent directors, or any one director serving on the Board of Directors by sending written correspondence addressed to the desired person or entity to the attention of the Partnership’s General Counsel at Energy Transfer Partners, L.P., 3738 Oak Lawn Avenue, Dallas, Texas 75219 or generalcounsel@energytransfer.com. Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: December 31, 2008		/s/ Martin Salinas Martin Salinas
Chief Financial Officer

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